Exhibit 10.1
THIS AGREEMENT made at Hyderabad on this 08th day of June 2006
BETWEEN
ALLIANCE SEMICONDUCTOR (INDIA) PRIVATE LIMITED, a company registered under the Companies Act, 1956 and having its registered office at Consulate 1, No. 1 Richmond Road, Bangalore 560025, hereinafter referred to as the “Vendor” (which expression shall unless it be repugnant to the context or meaning thereof be deemed to include its successors)
of the One Part
and
MEGASRI CONSTRUCTIONS LIMITED, a company registered under the Companies Act, 1956 and having its registered office at 6-3-345/2, Road No. l, Banjara Hills, Hyderabad 500082 and VIBHA AGROTECH LIMITED, a company registered under the Companies Act, 1956 and having its registered office at 501, Subhan Sirisampada, Plot No.6-3-1090/All, Raj Bhavan Road, Samajiguda, Hyderabad 500082, hereinafter collectively referred to as the “Purchasers” (which expression shall unless it be repugnant to the context or meaning thereof be deemed to include their respective successors)
of the Other Part
The Vendor and the Purchasers are hereinafter referred collectively as the ‘Parties” and individually as the “Party”.

WHEREAS:
A.
The Vendor is seized and possessed of or otherwise well and sufficiently entitled to land, hereditaments and premises situated adjacent to Jubilee Hills, Kondapur Road, bearing Plot No.22 in Sector-I of the HUDA TECHNO ENCLAVE MADHAPUR of Survey No.64 of Madhapur Village, Serilingampally Mandal, Ranga Reddy District, under Registration District Ranga Reddy, admeasuring 1774.48 sq. meters equivalent to 2122.28 sq. yards, which is more particularly described in the Schedule hereunder written (hereinafter referred to as the “Land”);

B.	The Vendor has agreed to sell, and the Purchasers have agreed to purchase, the Land at the price and on the terms and conditions hereunder set out.
NOW THIS AGREEMENT WITNESSETH AND IT IS AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:
1. The Vendor shall sell and the Purchasers shall purchase the Land, being the parcel of land situated adjacent to Jubilee Hills, Kondapur Road, bearing Plot No.22 in Sector-I of the HUDA TECHNO ENCLAVE MADHAPUR of Survey No.64 of Madhapur Village, Serilingampally Mandal, Range, Reddy District, under Registration District Ranga Reddy, admeasuring 1774.48 sq. meters equivalent to 2122.28 sq. yards, which is more particularly described in the Schedule hereunder written with all its appurtenances, free from encumbrances at or for the lump sum price of Rs.14,07,53,900/- (Rupees Fourteen Crones Seven

Lacs Fifty Three Thousand Nine Hundred only) to be paid by the Purchasers to the Vendor as follows:
(i)
a sum of Rs.4,00,00,000/- (Rupees Four Crores only) shall be paid as and by way of earnest money on or before the execution of this Agreement (the payment and receipt whereof the Vendor doth, subject to realization of the cheque on presentation, hereby admit and acknowledge); and

(ii)
the balance purchase price of Rs. 10,07,53,900/- (Rupees Ten Crores Seven Lacs Fifty Three Thousand Nine Hundred only) shall be paid on the completion of the sale as hereinafter provided. The Purchasers shall make the payment of the balance purchase price to the Vendor by way of a demand draft/pay order issued by a nationalized bank payable at Bangalore, which shall be supported by a letter of confirmation of the Bank issuing the same.

2. The Purchasers acknowledge that the Land has been allotted to the Vendor by Hyderabad Urban Development Authority (“HUDA”). The Purchasers have also inspected the original sale deed dated January 16, 1998 executed by HUDA in favour of the Vendor conveying and transferring the Land in favour of the Vendor. The Vendor declares that the Land belongs to the Vendor absolutely (subject to the contents of para 3 below) and that the same is free from encumbrances and is not subject to lispendens or attachments either before or after judgment. The Purchasers have made enquiries and are satisfied of the

Vendor’s right to sell and transfer the Land pursuant hereto. Based on the aforesaid and on the representation made by the Vendor that the Vendor has not sold, mortgaged, leased, encumbered charged or otherwise transferred the Land; that the Vendor has not entered into any agreement in respect thereof; and that the Vendor is the full owner of the Land and is in possession thereof the Purchasers are satisfied as to the title of the Vendor to the Land and has accepted the title of the Vendor to the Land as free, clear and marketable.
3. The Land is within an Urban Agglomeration and clearance/permission/no objection under the provisions of the Urban Land (Ceiling & Regulations) Act, 1976 (“ULC Act”) will be required for holding and/or transfer of the Land in terms hereof. The Purchasers shall, at their costs and expenses, obtain such clearance /permission / no objection of the competent authority for holding the Land and consummating the transaction contemplated hereunder and for the purpose, the Parties shall make such application(s) and representation(s) to, and file with, or produce before, the competent authority appointed under the ULC Act, HUDA, the State Government and other governmental and local body and authority such affidavit(s), undertaking(s) and other document(s) as are necessary to obtain the same.
4. The sale shall be completed on or before 24th July 2006. The Purchasers shall, on or before 24th July 2006, pay the balance consideration of Rs.10,07,53,9001- (Rupees Ten Crores Seven Lacs Fifty Three Thousand Nine Hundred only) to the Vendor. The time for payment shall be the essence of the contract. Notwithstanding anything to the contrary contained herein, in the event the Purchasers shall refuse, fail or neglect to pay the said balance consideration of Rs.10,07,53,900/- (Rupees Ten Crores Seven Lacs Fifty Three Thousand Nine Hundred only) to the Vendor or on before 24th July 2006, then unless the Vendor at its sole discretion determines otherwise in writing to the Purchasers, this Agreement shall stand terminated, whereupon -
a)
The Vendor shall be entitled to forfeit a sum of Rs.1,20,00,000/- (Rupees One Crore Twenty Lacs only) out of the earnest money paid by the Purchasers to the Vendor on or before the execution of this Agreement, and

b)	The Vendor shall be entitled to sell, transfer, dispose of or otherwise deal with the Land in such manner as it may think fit.
The Vendor shall, upon termination of this Agreement, refund a sum of Rs.2,80,00,000/- (Rupees Two Crores Eighty Lacs only) to the Purchasers.
5. On the other hand, if the Purchasers pays the balance consideration of Rs.10,07,53,900/- (Rupees Ten Crores Seven Lacs Fifty Three Thousand Nine Hundred only) to the Vendor or on before 24th July 2006, the Vendor shall execute a deed of conveyance and all other assurances in favor of the Purchasers or in favour of such person or persons (including a co-operative society) as the Purchasers may direct. Upon realization of the balance consideration of Rs.10,07,53,900/- (Rupees Ten Crores Seven Lacs Fifty Three Thousand Nine Hundred only) by the Vendor, the Purchasers shall accept such deed of conveyance not later than 31st July 2006.

6. On completion of sale the Vendor shall put the Purchasers in vacant possession of the Land.
7. The Vendor shall, on completion of the sale, deliver to the Purchasers his nominee or nominees, the document of title in the Vendor’s possession, viz, the said sale deed dated January 16, 1998.
8. The Purchaser shall pay all outgoings (including Municipal and Collector’s Bill, assessments and property taxes) payable in respect of the Land up to the date hereof which may have been remained to be paid by the Vendor and hereafter.
9. The Vendor declares that no notice from the Government or any other local body or authority has been received by, or served upon by the Vendor in respect of the Land. If any such notice be received by or served on the Vendor in respect of the Land or anyone on its behalf before the completion of the sale, it shall be the option of the Purchasers to rescind this Agreement. In the event the Purchasers exercising the option to rescind, the Vendor shall return to the Purchasers the earnest money but the costs of this Agreement and any proceedings taken in consequence hereof shall be borne by the party incurring the same.
10. All out of pocket expense of the Purchasers and the Vendor of and incidental to this Agreement and of the Deed of Conveyance and other writing or writings to be executed in pursuance hereof, inclusive of stamp duty, registration charges, etc. shall be ,borne and paid by the Purchasers. The Vendor and the

Purchasers shall respectively bear and pay their respective Solicitors / Advocates’ fees and costs of incidental to this Agreement and the sale.
11. Arbitration
11.1 Arbitration Procedure.
a)
Failing an amicable settlement of any dispute, controversy or conflict between the Parties in connection with this Agreement or the performance of the obligations set forth herein within 7 (seven) days after written notice of such dispute, controversy or conflict has been given by one Party to another Party, such dispute, controversy or conflict arising out of or in connection with this Agreement or its performance (including the validity if this Agreement) shall be settled by arbitration by an arbitrator to be appointed by the Vendor, provided that such arbitrator is a retired judge of the Supreme Court or any High Court in India. The arbitrator shall hold the arbitration proceedings in English and shall conduct the same under the Arbitration and Conciliation Act, 1996. The place of arbitration shall be Mumbai, although all or any sessions of the arbitration may be conducted at such other place as the Vendor or the arbitrator may determine.

b)
The arbitral award made and granted by the arbitrator shall be final, binding and incontestable and may be used as a basis for judgment thereon in India or elsewhere. All costs of arbitration (including without limitation those incurred in the appointment of the arbitrator) shall be borne by the Party against whom the arbitral award shall be made.
11.2 Survival.
The provisions contained in this Article 12 shall survive the termination or expiration of this Agreement.
12. Miscellaneous
12.1 Assignment.
The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties and their respective heirs, successors and permitted assigns. Notwithstanding the foregoing, neither this Agreement nor any of the rights and obligations hereunder may be assigned or delegated, whether directly or indirectly, by any Party without prior written consent of the other Parties.
12.2 Notices.
All notices, consents, and other communications under or pursuant to this Agreement shall be in writing and in the English language and shall be deemed to have been duly given (i) when delivered by hand; (ii) when sent by facsimile (with receipt confirmed); provided, that a copy is promptly thereafter mailed by first class postage registered or certified mail, return receipt requested; (iii) when received by the addressee, if sent by recognized international air courier (with receipt confirmed); or (iv) or by such other means as the Parties may agree from in writing time to time; in each case to the appropriate addresses and facsimile numbers set forth below, (or to such other addresses or facsimile numbers as a Party may designate as to itself by notice to the other Parties):

(a) if to Vendor.

Met Keating
Alliance Semiconductor
2575 Augustine Drive,
Santa Clam,
California 95054-2914

Telephone . 001408 855 6734
Facsimile : 001408 855 4999

(b) if to the Purchasers:

Megasri Constructions Limited
6-3-345/2, Road No.1,
Banjara Hills,
Hyderabad 500082

Attention K. Sreedhar Reddy
Telephone .
Facsimile
12.3 Entire Agreement.
This Agreement contains the entire understanding and agreement between the Parties with respect to the subject matter hereof and shall supersede and cancel any and all prior oral and written agreements or representations, if any, between the Parties relating to the subject matter hereof and thereof.
12.4 Benefit.

This Agreement shall inure to the benefit of and be binding upon, the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall entitle any Person other than the Parties hereto (or their respective successors and permitted assigns) to any claim, cause of action, remedy or right of any kind.
12.5 Amendments and Waivers.
This Agreement may be modified only by a written instrument duly executed by each Party. No breach of any covenant, agreement, warrant or representation shall be deemed waived unless expressly waived in writing by the Party who might assert such breach, All amendments and other modifications hereof shall be in writing and signed by each of the Parties.
12.6 Severability.
If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and the Parties agree to carry out the Agreement as near as possible to give effect to the original intention of the invalid, illegal or unenforceable provision.
12.7 Effectiveness.
This Agreement shall become effective upon the signing of this Agreement by each Party.

12.8 Joint and several liability of the Purchasers
Notwithstanding anything to the contrary contained herein or otherwise, the liability of each of the Purchasers shall be joint and several. The refund of the part of the earnest money as stipulated herein to one of the Purchasers shall discharge the Vendor from its liability to both the Purchasers.
IN WITNESS WHEREOF the Vendor and the Purchasers have hereunto set their respective hands the day and year first hereinabove written.

THE SCHEDULE ABOVE REFERRED TO
the parcel of land situated adjacent to Jubilee Hills, Kondapur Road, bearing Plot No.22 in Sector-I of the HUDA TECHNO ENCLAVE MADHAPUR of Survey No.64 of Madhapur Village, Serilingampally Mandal, Ranga Reddy District, under Registration District Ranga Reddy, admeasuring 1774.48 sq. meters equivalent to 2122.28 sq. yards and bounded as follows:

On or towards the North :	Service Road

On or towards South :	Plot No. 17/1 and 17

On or towards West :	Plot No.23

On or towards East :	Plot No.21

SIGNED AND DELIVERED by the	} /s/ Melvin L. Keating
within named Vendor	}
ALLIANCE SEMICONDUCTOR (INDIA)	}
PRIVATE LIMITED	}
in the presence of :	}

SIGNED AND DELIVERED by the	} /s/ K. Sreedhar Reddy
within named Purchasers	}
MEGASRI CONSTRUCTIONS LIMITED) and	}
VIBHA AGROTECH LIMITED	}
in the presence of:
We say received, subject
to realization.
For Alliance Semiconductors
(India) Private Limited
/s/ Melvin L. Keating
Director